THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), OR UNDER ANY STATE SECURITIES LAW AND THIS NOTE MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS THE DEBTOR RECEIVES AN OPINION OF COUNSEL, SATISFACTORY TO THE DEBTOR, THAT SUCH REGISTRATION IS NOT REQUIRED.

Notwithstanding anything herein to the contrary, (i) the obligations evidenced by this Convertible Subordinated Note are subordinated to the prior payment in full of the Senior Obligations (as defined in the Subordination Agreement hereinafter referred to) pursuant to, and to the extent provided in, the Subordination Agreement dated as of FEBRUARY 4, 2011 (as amended, restated, supplemented or modified from time to time, the “Subordination Agreement”) in favor of U.S. Bank National Association (together with its successors and assigns, and the other holders, if any, of the Senior Obligations identified therein, the “senior lender”) and (ii) the rights of the holder of this Note hereunder are subject to the limitations and provisions of the Subordination Agreement. In the event of any conflict between the terms of the Subordination Agreement and the terms of this Convertible Subordinated Note, the terms of the Subordination Agreement shall govern.

BEACON ENERGY HOLDINGS, INC.

CONVERTIBLE SUBORDINATED NOTE

$__________	February 4, 2011

FOR VALUE RECEIVED, BEACON ENERGY HOLDINGS, INC., a Delaware corporation, which will effective upon the Closing (as defined below) change its name to EQM Technologies & Energy, Inc. (the “Debtor”), promises to pay to the order of __________________ (the “Holder”), or its registered assigns, the principal amount of __________________ DOLLARS ($________), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public or private debts, together with interest as set forth herein (the “Loan”).

Effective upon the closing (the “Closing”) of that certain Agreement and Plan of Merger, dated January 25, 2011, among the Debtor, Beacon Acquisition, Inc. and Environmental Quality Management, Inc. (the “Merger Agreement”), this Note shall replace that certain note issued by the Debtor to the Holder (the “Original Note”), and the Original Note shall be cancelled, in accordance with that certain Beacon Noteholder Consent attached as Exhibit A hereto (the “Consent”). As provided in the Consent, subject to and effective upon the Closing, the holders of at least two-thirds (2/3) of the principal amount of the Original Notes approved the replacement and cancellation of the Original Notes and released and forever discharged the Debtor from its obligation to pay any unpaid principal and accrued but unpaid interest payable under the Original Notes, and from all claims, demands, actions, damages, penalties, expenses and costs of any kind that the holders, their successors or assigns ever had, now have or hereafter may have against the Debtor relating to the Original Notes.

1.          Payment of Interest and Principal on the Loan. All unpaid principal, together with any then accrued and unpaid interest and any other amounts payable hereunder, shall be due and payable on the third anniversary of the date of the Closing (the “Maturity Date”). If any payment hereunder becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the United States of America or the State of New York, or both, the due date thereof shall be extended to the next business day and interest shall be payable for any principal so extended for the period of such extension. Payments of principal and interest are to be made at the address provided herein for the Holder (or at such other place as the Holder shall have notified the Debtor in writing at least five (5) days before such payment is due) or by wire transfer pursuant to the Holder’s written instructions. Unless Debtor is otherwise notified by Holder in writing, all payments due hereunder shall be made to Holder at _______________________________.

2.          Ranking. Payment of all or any portion of the outstanding principal amount of this Note and all interest hereon, including prepayments, shall be pari passu in right of payment and in all other respects to the other Notes. Except with the consent of all Note holders, Debtor shall not prepay any holder of any of the Notes, except for prepayment in full of all of the Notes pursuant to Section 7 hereof. In the event the Holder receives payments in excess of its pro rata share of the Debtor’s payments to the holders of all of the Notes, then the Holder shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders pro rata upon demand by such holders.

3.          Interest. (a) Interest shall accrue on the unpaid principal balance of this Note at the rate of ten percent (10%) per annum. Interest shall be calculated from and include the date of the Closing, and shall be calculated on an actual/360-day basis.

(b)          Notwithstanding anything to the contrary contained herein, in no event shall this or any other provision herein permit the collection of any interest which would be usurious under applicable law. If under any circumstances, whether by reason of advancement or acceleration of the maturity of the unpaid principal balance hereof or otherwise, the aggregate amounts paid under this Note shall include amounts which by law are deemed interest and which would exceed the maximum rate permitted by law, Debtor stipulates that payment and collection of such excess amounts shall have been and will be deemed to have been the result of a mistake on the part of both Holder and Debtor or the holder of this Note, and the party receiving such excess payments shall promptly credit such excess (only to the extent such payments are in excess of the maximum rate) against the unpaid principal balance hereof and any portion of such excess payments not capable of being so credited shall be refunded to Debtor.

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4.          Security. This Note, as well as the other Notes, shall be secured by the lien and security interest on Beacon Energy (Texas) Corp.’s real property located at 3102 Windmill Road, Cleburne, Texas, and the building, equipment, fixtures, and other personal property located thereon (the “Property”), as set forth in that certain Deed of Trust and Security Agreement, dated April 7, 2009 (the “Deed of Trust”), subject to the terms of the Subordination Agreement (including, without limitation, the right of Senior Lender to file a mortgage and obtain a first lien on the Property in accordance with the Subordination Agreement).

5.          Conversion at the Option of the Holder.

(a)          At any time while any portion of the principal or interest of this Note is outstanding, the Holder may give Debtor written notice of its intention to convert (the “Voluntary Conversion”) all or any portion of the outstanding principal and/or accrued but unpaid interest on this Note into such number of shares of Debtor’s common stock, par value $0.001 per share (the “Common Stock”), equal to the amount to be converted divided by the Conversion Price in effect at such time. Upon receipt of the Holder’s written notice, Debtor shall cause certificates representing those shares to be delivered to the Holder within five (5) business days of Debtor’s receipt of such notice. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the date the applicable conversion notice is given.

(b)          The “Conversion Price” initially shall be $1.3899 and shall be subject to adjustment as set forth below. The Conversion Price shall be adjusted proportionally for any subsequent stock dividend or split, stock combination or other similar recapitalization, reclassification or reorganization of or affecting the Common Stock; provided, however, that the Conversion Price shall not be adjusted as a result of the 1 for 5 reverse split of the Common Stock to take place prior to the Closing, as contemplated under the Merger Agreement.

(c)          In case of a Change of Control (as defined below), instead of receiving shares of Common Stock upon conversion of this Note, the Holder shall have the right thereafter to receive the kind and amount of shares of stock and other securities, cash and property that the Holder would have owned or have been entitled to receive immediately after such Change of Control had the same portion of this Note been converted immediately prior to the effective date of such Change of Control and, in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 5 with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth in this Section 5 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities, cash and property thereafter deliverable in connection with this Note. The provisions of this subsection shall similarly apply to successive Changes of Control.

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“Change of Control” means that Debtor shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not Debtor is the surviving corporation) another person, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Debtor to another person, (iii) allow another person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the person or persons making or party to, or associated or affiliated with the persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization or spin-off) with another person whereby such other person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock purchase agreement or other business combination); provided, however, that Debtor’s entry into the Merger Agreement and the consummation of the transactions contemplated thereby shall not be deemed to constitute a Change of Control.

(d)          Debtor shall not issue fractional shares of Common Stock upon conversion of this Note; rather, Debtor shall round up the number of shares issued to the nearest whole number.

(e)          In the event of an adjustment to the Conversion Price, Debtor shall promptly deliver to the Holder a certificate, signed by its Chief Financial Officer, setting forth the new Conversion Price and a calculation in reasonable detail of the adjustment to the Conversion Price.

(f)          Debtor shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of this Note; provided that Debtor shall not be required to pay any tax that may be payable in respect of any issuance of Common Stock to any person other than the Holder or with respect to any income tax due by the Holder with respect to such Common Stock.

6.          Events of Default. (a) Acceleration. Upon the occurrence of any of the following events (herein called “Events of Default”):

(i)          The Debtor shall fail to make full and timely payment of principal of or interest on this Note or any of the other Notes when due and such failure continues for a period of five consecutive days;

(ii)         The sale of all or substantially all of the assets of the Debtor or any of its material subsidiaries, or the Debtor shall merge or consolidate with any other entity, as a result of which the stockholders of the Debtor own less than a majority of the equity interests in the resulting entity, other than pursuant to the terms of the Merger Agreement and the transactions contemplated thereby;

(iii)        (A) The Debtor or any of its material subsidiaries shall commence any proceeding or other action relating to it in bankruptcy or seek reorganization, arrangement, readjustment of its debts, receivership, dissolution, liquidation, winding-up, composition or any other relief under any bankruptcy law, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; or (B) the Debtor or any of its material subsidiaries shall admit the material allegations of any petition or pleading in connection with any such proceeding; or (C) the Debtor or any of its material subsidiaries shall apply for, or consent or acquiesce to, the appointment of a receiver, conservator, trustee or similar officer for it or for all or a substantial part of its property; or (D) the Debtor or any of its material subsidiaries shall make a general assignment for the benefit of creditors;

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(iv)        (A) The commencement of any proceedings or the taking of any other action against the Debtor or any of its material subsidiaries in bankruptcy or seeking reorganization, arrangement, readjustment of its debts, liquidation, dissolution, arrangement, composition, or any other relief under any bankruptcy law or any other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or (B) the appointment of a receiver, conservator, trustee or similar officer for the Debtor or any of its material subsidiaries for any of its property; or (C) the issuance of a warrant of attachment, execution or similar process against any of the property of the Debtor or any of its material subsidiaries, and the continuance of any such events for 60 days undismissed, unbonded or undischarged;

(v)         The Debtor breaches any of its representations and warranties made under the Deed of Trust, which breach shall continue uncured for thirty (30) calendar days after notice thereof to the Debtor; provided, however, that any breach under the Deed of Trust occurring on or before December 31, 2011 shall be not deemed to be an Event of Default;

(vi)        The Debtor shall fail to comply with any of its obligations under this Note (other than repayment) or the Deed of Trust, which failure shall continue uncured for thirty (30) calendar days after notice thereof to the Debtor; provided, however, that any such failure to comply with the Deed of Trust occurring on or before December 31, 2011 shall not be deemed to be an Event of Default; or

(vii)       The Debtor’s Common Stock shall not be quoted on the OTCBB or listed on the pink sheets, NASDAQ or any other national securities exchange for a period of more than three (3) consecutive business days.

then, and in any such event, the Holder, at the Holder’s option and without written notice to the Debtor, may declare the entire principal amount of this Note then outstanding together with accrued unpaid interest thereon immediately due and payable, and the same shall forthwith become immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived. The Events of Default listed herein are solely for the purpose of protecting the interests of the Holder of this Note. If the Note is not paid in full upon acceleration, as required above, interest shall accrue on the outstanding principal of and interest on this Note from the date of the Event of Default up to and including the date of payment at a rate equal to the lesser of fourteen percent (14%) per annum or the maximum interest rate permitted by applicable law. To remove any doubt, for purposes of this Section 6, Beacon Energy Corp. and Beacon Energy (Texas) Corp. shall be deemed “material subsidiaries” of the Debtor.

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(b)          Non-Waiver and Other Remedies. No course of dealing or delay on the part of the Holder of this Note in exercising any right hereunder shall operate as a waiver or otherwise prejudice the right of the Holder of this Note. No remedy conferred in this Note or the Deed of Trust is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or equity or by statute or otherwise.

(c)          Collection Costs; Attorney’s Fees. In the case of an Event of Default, if this Note is turned over to an attorney for collection, the Debtor agrees to pay all reasonable costs of collection, including reasonable attorney’s fees and expenses and all out-of-pocket expenses incurred by the Holder in connection with such collection efforts, which amounts may, at the Holder’s option, be added to the principal hereof.

7.            Prepayments. This Note may be prepaid by the Debtor in whole, at any time, or in part, from time to time, without penalty or premium, upon 10 business days prior written notice provided that at the time of any such prepayment all accrued and unpaid interest shall be paid in cash.

8.            Cancellation. Upon full satisfaction of the Debtor’s obligations hereunder, the Holder shall promptly deliver or cause to be delivered to the Debtor this Note for cancellation and all necessary and appropriate documentation required to release the liens contemplated under the Deed of Trust.

9.            Amendment; Waiver. This Note may not be amended or modified or the provisions hereof waived (either generally or in a particular instance and either retroactively or prospectively) without the prior written consent of the party against whom such amendment, modification, or waiver is sought to be enforced; provided, however, that with respect to the Holder, amendments, modifications and waivers must be consented to by at least two-thirds (2/3) of the principal amount of the Notes then outstanding (the “Requisite Approval”) and upon such approval, such amendment, modification and waiver shall be binding on the Holder. All of the terms and provisions of this Note shall be applicable to and binding upon each and every maker, Holder, endorser, surety, guarantor and all other persons who are or may become liable for the payment hereof and their respective successors and assigns. The exercise of any remedies under this Note may be made, only with the Requisite Approval.

10.         Lost Documents. Upon receipt by the Debtor of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon surrender and cancellation of such Note, if mutilated, the Debtor will make and deliver in lieu of such Note a new Note of like tenor and unpaid principal amount and dated as of the original date of the Note.

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11.         Miscellaneous.

(a)          Severability. In case any one or more of the provisions contained in this Note should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(b)          Notices and Addresses. All notices, offers, acceptances and any other acts under this Note (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressee in person, by FedEx or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

To Holder:                                 ________________
________________
________________
Fax: ________________

To the Debtor:                           Beacon Energy Holdings, Inc.
1800 Carillon Boulevard
Cincinnati, Ohio 45240
Fax: (513) 825-7495

With a copy to:                          Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attn: Adam Finerman, Esq.
Fax: (212) 451-2222

or to such other address as any of them, by notice to the others may designate from time to time. Time shall be counted to, or from, as the case may be, the delivery in person or five (5) business days after mailing.

(c)          Governing Law. This Note and any dispute, disagreement, or issue of construction or interpretation arising hereunder, whether relating to its execution, its validity, the obligations provided therein or performance, shall be governed and interpreted according to the law of the State of New York, without regard to principals of conflicts of law.

(d)          Binding Effect; Assignment. This Note and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Note nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by the parties hereto without the prior written consent of the other party. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

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(e)          Jurisdiction and Venue. Each of the Holder and the Debtor (i) agree that any legal suit, action or proceeding arising out of or relating to this Note shall be instituted exclusively in the courts of the State of New York, County of New York, (ii) waive any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) irrevocably consent to the jurisdiction of the courts of the State of New York, County of New York, in any such suit, action or proceeding, and further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding and agree that service of process upon them mailed by certified mail to their respective addresses shall be deemed in every respect effective service of process upon them in any such suit, action or proceeding.

(f)          Section Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any manner, or be deemed to interpret in whole or in part any of the terms or provisions of this Note.

(g)          Waiver of Presentment. Debtor and each surety, endorser and guarantor hereof hereby waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, demand for payment, protest, notice of protest and notice of dishonor, to the extent permitted by law, except for those notices expressly provided for herein. No extension of time for payment of this Note or any installment hereof, no alteration, amendment or waiver of any provision of this Note and no release or substitution of any collateral securing Debtor’s obligations hereunder, except in accordance with the Subordination Agreement, shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Debtor under this Note.

(h)          Forbearance. Any forbearance by the holder of this Note in exercising any right or remedy hereunder or under any other agreement or instrument in connection with the Loan or otherwise afforded by applicable law shall not be a waiver or preclude the exercise of any right or remedy by the holder of this Note. The acceptance by the holder of this Note of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of the right of the holder of this Note to require prompt payment when due of all other sums payable hereunder or to declare a default for failure to make prompt payment.

(i)          Acceleration. At the election of the holder of this Note, all payments due hereunder may be accelerated, and this Note shall become immediately due and payable without notice or demand, upon the occurrence of an Event of Default under this Note or the Deed of Trust, which default is not cured within any grace period expressly provided therefor in such agreement. In addition to the rights and remedies provided herein, the holder of this Note may exercise any other right or remedy in any other document, instrument or agreement evidencing, securing or otherwise relating to the indebtedness evidenced hereby in accordance with the terms thereof, or under applicable law, all of which rights and remedies shall be cumulative.

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(j)          Construction. This Note shall be construed without any regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted.

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[SIGNATURE PAGE OF BEACON ENERGY HOLDINGS, INC.
CONVERTIBLE SUBORDINATED NOTE]

IN WITNESS WHEREOF, the Debtor has caused this Note to be made and issued in its name on the date specified above.

BEACON ENERGY HOLDINGS, INC.

By:
Name:
Title:

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